Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 33-8306, 33-27367, 33-37432, 333-40595, 33-57330, 33-58745, 333-84149, 333-60946, 333-102542, 333-128747, 333-129856, Form S-3ASR No 333-144193) of our reports dated August 23, 2007, with respect to the consolidated financial statements and schedule of Linear Technology Corporation, Linear Technology Corporation management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Linear Technology Corporation included in this Annual Report (Form 10-K) for the year ended July 1, 2007.

/s/ Ernst & Young LLP

San Jose, California
August 23, 2007